Exhibit 99.1

BEACON APPOINTS RACQUEL HARRIS MASON
TO ITS BOARD OF DIRECTORS

HERNDON, Va. — (BUSINESS WIRE) — February 21, 2023 — Beacon (Nasdaq: BECN) (the “Company”) announced today that Racquel Harris Mason has been appointed to its Board of Directors effective March 16, 2023.
Ms. Mason, age 53, currently serves as a member of the board of directors of NeilsenIQ, a leading consumer intelligence company. She previously served as Executive Vice President and Chief Marketing Officer at Elanco Animal Health Incorporated, a provider of animal health products and services. Prior to that, Ms. Mason was employed at the Coca-Cola Company for 14 years, most recently as Senior Vice President and General Manager for the McDonald’s Division USA. Earlier at Coca-Cola, she held the consecutive roles of Vice President, Sprite and Sparkling Flavors & Multicultural Marketing, and Vice President, Coca-Cola and Coke Zero brands. Earlier in her career, Ms. Mason held positions of increasing responsibility in brand management and marketing with Procter & Gamble, Johnson & Johnson, Ahold and Abbott Laboratories. Ms. Mason earned a Bachelor of Science degree in Economics from The Wharton School at the University of Pennsylvania and a master’s degree in Business Administration from the Kellogg Graduate School of Management at Northwestern University.
“We are very pleased to welcome Racquel and look forward to the management and marketing experience she brings to our Board of Directors,” said Phil Knisely, Beacon’s Chair of the Board. “Her background in numerous routes to market with some of the world’s most iconic brands will be a valued asset as we execute our Ambition 2025 plan. Racquel’s work architecting cross-enterprise digital transformation will benefit us as we drive growth and value for stakeholders.”
Ms. Mason added: “I’m excited about joining Beacon’s Board of Directors. The Ambition 2025 plan is already demonstrating its strength, and I look forward to helping the company outperform its growth and operational excellence goals.”
About Beacon
Founded in 1928, Beacon is a Fortune 500, publicly traded distributor of building products, including roofing materials and complementary products, such as siding and waterproofing. The Company operates over 480 branches throughout all 50 states in the U.S. and 6 provinces in Canada. Beacon serves an extensive base of nearly 100,000 customers, utilizing its vast branch network and diverse service offerings to provide high-quality products and support throughout the entire business lifecycle. Beacon offers its own private label brand, TRI-BUILT®, and has a proprietary digital account management suite, Beacon PRO+, which allows customers to manage their businesses online. Beacon’s stock is traded on the Nasdaq Global Select Market under the ticker symbol BECN. To learn more about Beacon, please visit www.becn.com.

INVESTOR CONTACT	MEDIA CONTACT
Binit Sanghvi	Jennifer Lewis
VP, Capital Markets & Treasurer	VP, Communications and Corporate Social Responsibility
Binit.Sanghvi@becn.com	Jennifer.Lewis@becn.com
972-369-8005	571-752-1048